Exhibit 15.1
Enstar Group Limited
3rd Floor, Windsor Place
18 Queen Street
Hamilton, HM JX, Bermuda
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Enstar Group Limited and subsidiaries for the three-month periods ended March 31, 2008 and 2007, as indicated in our report dated May 12, 2008 (June 5, 2008 as to the effects of the restatement discussed in Note 11). Because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2008 is included in and incorporated by reference into this Amendment No. 1 to Registration Statement of Enstar Group Limited on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche

Hamilton, Bermuda
June 13, 2008